UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.___)

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Preliminary Information Statement

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Definitive Information Statement

Blue Earth, Inc.

(Name of Registrant as Specified in Its Charter)

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(2)

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(3)

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Blue Earth, Inc.

235 Pine Street, Suite 1100

San Francisco, California 94104

December ___, 2015

To Our Stockholders:

The purpose of this Information Statement is to is to inform the holders of record, as of the close of business on December 1, 2015 (the "Record Date"), of shares of common stock, par value $0.001 per share (the "Common Stock"), as well as the holders of certain derivative securities of Blue Earth, Inc., a Nevada corporation (“Blue Earth,” or the “Company"), that our Board of Directors approved the following:

The spin-off of Blue Earth, Inc.’s subsidiary, EnSite Power, Inc. and its subsidiaries, Blue Earth Energy Power Solutions LLC and Blue Earth Power Performance Solutions, Inc. and EnSite’s equity interest in PowerGenix Systems, Inc., resulting in the Blue Earth common stockholders and certain derivative securityholders, on the Record Date, owning a direct interest in EnSite that is proportionate to their ownership in Blue Earth.

Nevada corporation law requires a stockholder vote to be taken only in the event of a sale of all assets of the corporation.  In this case, the assets of EnSite equaled approximately twenty (20%) of Blue Earth’s assets as of September 30, 2015.  Accordingly, no vote is required upon the EnSite spin-off.  The Company is providing this Information Statement merely for informational purposes because EnSite is not currently a reporting subsidiary.

We encourage you to read the attached Information Statement carefully for further information regarding these actions. In accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), distribution of EnSite shares to Blue Earth stockholders will be deemed effective at a date that is expected to be on or after January 4, 2016, and is required to be at least 20 days after the date this Information Statement has been mailed or furnished to our stockholders. This Information Statement is first being mailed or furnished to stockholders on or about December ___, 2015.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in substantial compliance with Regulation 14C of the Exchange Act.

By Order of the Board of Directors

/s/ Robert Potts

President and Secretary

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Blue Earth, Inc.

235 Pine Street, Suite 1100

San Francisco, California 94104

INFORMATION STATEMENT

AND NOTICE OF ACTIONS TAKEN

BY THE BOARD OF DIRECTORS

General Information

This Information Statement is being provided to the stockholders of Blue Earth in connection with the following transaction:

The spin-off of Blue Earth, Inc.'s subsidiary, EnSite Power, Inc. and its subsidiaries, Blue Earth Energy Power Solutions LLC  (f/k/a Millennium Power Solutions LLC) and Blue Earth Power Performance Solutions, Inc. (f/k/a Intelligent Power, Inc.) and EnSite’s equity interest in PowerGenix Systems, Inc. resulting in the Blue Earth, Inc. common  stockholders and certain derivative securityholders, on the Record Date, owning a direct interest in EnSite that is proportionate to their ownership in Blue Earth.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.  The Company will only deliver one Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders.  The Company will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written or oral request to the following address:

Blue Earth, Inc.

235 Pine Street, Suite 1100

San Francisco, California 94104

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting the Company at the address listed above.

Information Stockholder Vote

Pursuant to Nevada corporation law, the dividend spin-off our subsidiary EnSite does not require approval by the vote of our common stockholders and this Information Statement is for informational purposes only pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).  The SEC provides conditions that must be met when a parent is spinning off a subsidiary and not immediately registering the shares:

1.

The parent shareholders do not provide consideration for the spun-off shares;

2.

The spin-off is pro rata;

3.

The parent must provide adequate information to its shareholders and the trading markets;

4.

The parent has a valid business reason for the spin-off; and

5.

If the parent is spinning off restricted securities, the parent must have either: (i) held the restricted shares for two years or (ii) have formed the subsidiary, rather than having acquired it from a third-party.

The Company will not be required to register the spin-off dividend shares, and stockholders of Blue Earth will receive book entry restricted shares and will be notified of such entry.

Outstanding Voting Stock of the Company

As of the Record Date, the Company had:  500,000,000 authorized shares of common stock, of which 95,525,507 were issued and outstanding and 25,000,000 authorized shares of preferred stock of which 400,000 shares are issued, but not outstanding and not entitled to vote or to receive the EnSite dividend.

The holders of warrants and an option to purchase an aggregate of 27,829,987 shares of Blue Earth common stock are also entitled to share in the EnSite dividend shares.  Thus, as of the Record Date, approximately 77% of the 20,250,000 EnSite dividend shares shall be distributed to Blue Earth common stockholders and approximately 23% of the EnSite dividend shares shall be reserved for issuance to the holders of certain Blue Earth derivative securities.  Thus a total of 123,355,494 shares issued and/or reserved for issuance are entitled to receive the EnSite dividend shares.  Each common stockholder will receive one (1) share of restricted EnSite common stock for each six (6) shares of Blue Earth common stock owned on December 1, 2015.  In addition, the holders of derivative securities to purchase 27,829,987 shares of common stock shall receive one (1) share of restricted EnSite common stock for each six (6) shares of Blue Earth common stock issuable to them upon exercise of their respective warrants and/or option.  The holders of derivative securities shall have the right to acquire the EnSite common stock upon exercise of their derivative securities at any time prior to their expiration.  Upon expiration of any of such derivative securities which are not exercised, any such EnSite dividend shares not issued shall be retained by Blue Earth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as of December 1, 2015, regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our named executive officers; (iii) each director; and, (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Blue Earth, Inc., 235 Pine Street, Suite 1100, San Francisco, California 94104.   Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this Information Statement, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)

Executive Officers and Directors:
G. Robert Powell	4,050,000(2)	4.1%
Laird Q. Cagan	4,385,000(3)	4.4%
Robert Potts	4,270,000(4)	4.4%
William (Bill) Richardson	250,000(5)	*
James A. Kelly	250,000(5)	*
Michael W. Allman	250,000(5)	*
Alan Krusi	250,000(6)	*

All executive officers and directors as a group nine (7) persons)	13,705,000 (2)(3)(4)(5)(6)	13.2%

5% Owners
Jackson Investment Group, LLC 2655 Northwinds Parkway Alpharetta, Georgia 30089 (7)	28,449,698(8)	25.7%

David Lies 1701 E. Lake Avenue, Suite 260 Glenview, IL 60025	9,150,000(9)	9.6%

*     Less than 1% of the issued and outstanding shares of common stock.

(1)  Based on 95,525,507 shares of our common stock outstanding on December 1, 2015.  Does not include shares of our common stock issuable upon exercise of outstanding options, warrants and warrants issuable upon full exercise of Series C Warrants.

(2)  Consists of 50,000 shares of common stock issued and outstanding; 500,000 restricted stock units consisting of 500,000 shares of common stock which vest over a four-year period in arrears from September 1, 2015 in equal quarterly installments, 400,000 shares of common stock issuable upon exercise of incentive stock  options which will vest over a four-year period in arrears from September 1, 2015 in equal quarterly installments; and 3,100,000 shares of common stock issuable upon exercise of non-qualified stock options which will vest over a four-year period in the following amounts at the following prices:  100,000 shares at $1.00 per share; 1,000,000 shares at $2.00 per share, 1,000,000 shares at $3.00 per share and 1,000,000 shares at $4.00 per share.

(3)  Includes (a) 500,000 shares beneficially owned by Cagan Capital LLC, a company that Mr. Cagan beneficially owns; (b) 100,000 shares beneficially owned by Mr. Cagan’s minor children; (c) 260,000 shares received by Mr. Cagan as a director; (d) 437,500 warrants issued to Mr. Cagan that are exercisable at $0.01 per share; (e) 940,000 warrants exercisable at $0.01 per share issued as of April 17, 2013, in consideration of his serving as an emergency financing source; (f) 955,000 warrants issued under a consulting agreement in November 2012 at an exercise price of $.01 per share; (g) 192,500  warrants exercisable at $0.01 per share issued as compensation for a $650,000 loan to the Company, and (h) 1,000,000 warrants exercisable at $0.01 per share issued as of January 1, 2014 for services rendered.

(4)  Consists of 3,070,000 shares issued in exchange for shares owned in IPS Engineering, Inc. and assigned to Apiary Investment LLC, an entity of which the reporting person is a principal and beneficial owner.  Also includes 1,200,000 shares issuable upon the exercise of the warrants issued pursuant to employment and consulting agreements dated May 16, 2013, at an exercise price of $1.18 per share and shall vest in accordance with the terms thereof.

(5  Consists of 100,000 restricted shares issued upon election to the Board of Directors which vested one-half on January 1, 2015 and will vest one-half on January 1, 2016; 50,000 restricted shares authorized on December 22, 2014, which will vest on January 1, 2016; and 100,000 restricted shares, which will vest on January 1, 2017, provided each person is still a member of the Board on each vesting date.

(6)  Consists of 100,000 restricted shares issued upon election to the Board of Directors, which vested one-half on August 25, 2015 and will vest one-half on August 25, 2016; 50,000 restricted shares granted on December 22, 2014, which will vest on August 26, 2016; and 100,000 restricted shares, which will vest on August 26, 2017, provided he is still a member of the Board of Directors on each vesting date.

(7)  Richard L. Jackson, the sole manager and controlling owner of Jackson Investment Group LLC, has voting and dispositive power over these securities.

(8)  Jackson has the option to purchase prior to March 10, 2016 up to 9,803,922 shares at $1.02 per share and a warrant to purchase 2,000,000 shares at $1.02 per share, which warrant expires on March 10, 2020.  Also includes (i) 13,290,776 shares issued and outstanding; (ii) 1,677,500 shares of common stock issuable upon exercise of Class B Warrants at $6.00 per Warrant each to purchase one share of common stock and one Class C Warrant exercisable at $12.00, to purchase an aggregate of 1,677,500 shares of common stock for three years following issuance of the last Class C Warrant.

(9)  Includes 17,038 shares held by an IRA account which Mr. Lies controls and 9,132,962 shares held by Mr. Lies directly.  Does not include 1,778,760 shares issuable upon exercise of Class B warrants, which Mr. Lies and the Company have entered into a Blocking Amendment to such warrants.  Mr. Lies does not have the power to vote and dispose of shares under the Blocking Amendment.

QUESTIONS AND ANSWERS ABOUT THE DIVIDEND SPIN-OFF

What do stockholders need to do to participate in the spin-off?

Nothing. You are not required to take any action to receive common stock in the dividend spin-off, although we urge you to read this entire document carefully. No stockholder approval of the distribution is required by applicable law, and we are not seeking such stockholder approval.

Do I have to pay anything for the dividend stock?

No. You do not have to pay anything for the dividend stock you receive in the distribution. The distribution is in effect a dividend of certain property owned by the Company to its stockholders.

Do I have to send in my Blue Earth, Inc. stock certificate?

No. You do not have to do anything to receive the dividend stock.  If you are a Blue Earth, Inc. stockholder as of the record date of the distribution, you will be automatically credited with shares of EnSite Power, Inc. common stock.

How many shares of common stock will I receive?

You will receive one share of EnSite common stock, $.001 par value, for each six (6) shares of Blue Earth, Inc. common stock you own as of the distribution Record Date. The Record Date for the distribution is December 1, 2015.

Will I get a stock certificate?

No. You will not automatically initially receive a paper certificate for your shares of EnSite Power, Inc. common stock.  Prior to the effective date of the distribution, our transfer agent will create an account for each Blue Earth stockholder. On the effective date of the distribution, which is expected to be on or after January 4, 2016, and is required to be at least twenty (20) days after the Record Date, the transfer agent will credit the shares issued to each registered stockholder to their respective accounts with the transfer agent. This is called a “book-entry” system.  The Company will not be required to register the spin-off dividend shares, and stockholders of Blue Earth will receive book entry restricted shares and will be notified of such entry.

Will my Blue Earth common stock continue to be publicly traded?

Yes. The Blue Earth common stock will continue to be traded on the Nasdaq Capital Market.

Will the dividend shares I receive in the distribution be publicly traded?

No.  The dividend shares you receive for EnSite will not be publicly traded.  However, EnSite may be required to file a registration statement to become a reporting company with the SEC by April 30, 2016.

RISK FACTORS RELATING TO THE DISTRIBUTION

Certain adverse tax consequences could arise by reason of the distribution.

It is possible that our stockholders could recognize a taxable gain on the difference between the fair market value of the common stock of EnSite it is receiving if it is greater than the stockholder’s tax basis in Blue Earth common stock.  The Company will distribute a Form 1099 to its stockholders reporting the fair value of the EnSite dividend shares.  It will be up to each stockholder to determine his (her) basis in their Blue Earth shares against the value of the EnSite dividend shares received.  Furthermore, if the IRS successfully challenges the tax-free status of the distribution, those Blue Earth stockholders who receive EnSite common stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such stockholders.

The dividend shares you receive will not be registered and not freely tradable.

The dividend shares you receive for EnSite will not be registered nor publicly traded, although EnSite will be required to file a registration statement to register as a reporting company. The decision to commence public trading in EnSite common stock depends on numerous factors, including management’s concerns over the securities market, an underwriter’s limitations for an initial public offering, or for any other valid reason.

Forward Looking Statements

This Information Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this Information Statement are forward-looking statements.  Words such as “believes, ”projects “anticipates,” “plans,” “expects,” “may,” “will,” “should,” “intends,” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based on the Company’s current beliefs and expectations, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Investors should not place any undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy, liquidity, and any pending litigation. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the SEC, including the Company’s Form 10-Ks, Form 10-Qs, Form 8-Ks, Proxy Statements and other filings. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

APPROVAL BY THE BOARD OF DIRECTORS

Commencing in October 2014, upon the Company’s acquisition of its equity interest in PowerGenix, the Company’s management has discussed with members of the Board of Directors how to best allocate the Company’s limited resources and focus management’s efforts in financing and implementing the Company’s business plans for its Construction and Technology divisions.  After much consideration, particularly in view of the Company’s lack of funds to finance its Technology division, the Board of Directors unanimously voted on June 26, 2015, to form EnSite and transfer all of the equity ownership of its subsidiaries, Blue Earth Energy Power Solutions, LLC (“Blue Earth EPS”) and Blue Earth Power Performance Solutions, Inc. (“Blue Earth PPS”) and EnSite’s equity interest in PowerGenix Systems, Inc. (“PowerGenix”).  It was agreed that Johnny Thomas would resign as Chief Executive Officer of Blue Earth and become the full-time Chief Executive Officer of EnSite.

EnSite was formed under the laws of Nevada on July 2, 2015 and will reincorporate in Delaware. Between July 17 and 22, 2015, the Board reviewed in detail and approved an equity plan and a compensation plan to implement its strategy to spin-off EnSite.  As Chief Executive Officer of EnSite, Johnny Thomas was authorized to devote his financing efforts to the initial capitalization of EnSite.  As of November 13, 2015, EnSite had raised $2,000,000 in gross proceeds.

During August 2015, the Board of Blue Earth, with the advice of legal advisors:  (i) determined those derivative securityholders entitled to participate in the EnSite dividend shares; (ii) after a thorough review of available financing alternatives authorized EnSite Management to raise up to $10 million at $1.00 per share with appropriate warrant coverage, if advisable; and (iii) approved the transfer to EnSite all of the stock of the Blue Earth EPS and Blue Earth PPS subsidiaries and the equity interest in PowerGenix, in consideration of the 20,250,000 shares (96.4%) of EnSite common stock it was issued upon formation of EnSite.

On October 14, 2015, Blue Earth publicly announced that it had set December 1, 2015 as the official Record Date for the spin-off of EnSite to its securityholders, subject to certain regulatory notifications, approvals and other customary closing conditions.

EXPLANATION OF ACTIONS TO BE TAKEN FOR THE DIVIDEND SPIN-OFF

The Board of Directors of the Company has adopted a resolution to spin-off its subsidiary, EnSite Power, Inc.  Our Board of Directors believes that spinning-off its subsidiary EnSite will accomplish a number of important objectives.  The spin-off will separate distinct companies with different financial, investment and operating characteristics so that each can adopt business strategies and objectives tailored to their respective markets.  This will allow the companies that have operations that are distinct from each other to better focus and prioritize the allocation of their management and implement their financial resources for achievement of their corporate objectives.

As described below, Blue Earth is a comprehensive provider of alternative/renewable energy solutions.  The core of Blue Earth’s subsidiary companies’ operational activities are being conducted through the Company’s Construction operating division, which includes Blue Earth Solar and Blue Earth CHP (combined heat and power).  The Company’s Technology division was organized through Blue Earth’s contribution to EnSite of Blue Earth EPS, Blue Earth PPS and its equity interest in PowerGenix in exchange for 20,250,000 (96.4%) shares of the common stock of EnSite.

Management believes that separation of the companies will benefit both companies’ businesses and their stockholders.  In order to focus management and personnel on the two distinct segments, Blue Earth has brought in new management and Dr. Johnny R. Thomas, our Chief Executive Officer, from 2010 until September 1, 2015 resigned from Blue Earth to be EnSite’s full time Chief Executive Officer.  Equally important is that the financing of the two segments is very different.  The spinoff is intended to facilitate better access by both companies to the capital markets.  Blue Earth CHP is dependent upon project financing debt to build, own, operate and/or sell energy plants.  In addition to the solar and CHP plants which the Company has built, Blue Earth CHP has added personnel and facilities enabling it to develop, construct and maintain back-up generation and cogeneration systems in the New York metropolitan area.

On the other hand, financing for the Technology segment is equity based.  The proprietary technologies owned by EnSite, as described below, are the RTI EdgeTM building automation system (f/k/a PeakPower System (the Blue Earth PPS Unit) and the UPStealth® System (the Blue Earth EPS Unit), together with EnSite’s equity interest in PowerGenix.  The Board of Directors saw the value in these respective technologies, however, determined that in order to raise sufficient funds to implement their commercialization, it would need  to raise substantial amounts of money which would dilute current shareholder interests in Blue Earth.  Therefore, to focus and better implement these strategies, the Board unanimously approved the EnSite spin-off.

Record shareholders of Blue Earth as of the Record Date of December 1, 2015, will receive one share of EnSite common stock for every six (6) shares of Blue Earth common stock owned.  The stock dividend will be based upon 95,525,507 shares of Blue Earth common stock that are issued and outstanding as of the Record Date, combined with an aggregate of 27,829,987 shares of common stock issuable upon exercise of certain outstanding derivative securities. Blue Earth will distribute its 20,250,000 shares of EnSite common stock it obtained pursuant to Contribution Agreements dated as of August 31, 2015, in exchange for the stock of Blue Earth PPS, Blue Earth EPS and Blue Earth’s equity interest in PowerGenix.  The EnSite dividend shares will be distributed to Blue Earth stockholders in book entry, no sooner than twenty (20) days after the mailing of this Information Statement and expected to be on or after January 4, 2016. The EnSite dividend shares for holders of certain derivative securities are reserved for issuance until such derivative securities are exercised, except where other consideration is given.  If all derivative securities are exercised, Blue Earth will retain a nominal equity interest in EnSite.

Record shareholders of Blue Earth will not automatically receive a paper certificate for shares of common stock.  Prior to the effective date of the distribution, our transfer agent will create an account for each Blue Earth stockholder. On the effective date of the distribution, the transfer agent will credit the restricted shares issued to each registered stockholder to their respective accounts with the transfer agent. This is called a “book-entry” system.

The Business of Blue Earth Post EnSite Dividend

Blue Earth Solar and Blue Earth CHP are part of the Construction operating segment.

The Blue Earth Solar unit of the Company has built and owned a 500,000 watt solar powered facility on the Island of Oahu, Hawaii, which it sold in 2014.  Blue Earth Solar has also bought and sold the Lenape II solar project, a 4.732 MWdc photovoltaic (PV) generating facility located in Indianapolis, Indiana.  Blue Earth was the engineering, procurement and construction (EPC) contractor for the latter project.  In November 2015, this solar project achieved commercial operations.  The offtaker for the project is Indianapolis Power & Light Company.  Blue Earth Solar has also built, operates and manages seven solar powered facilities in California and is designing and permitting numerous other projects. Our turnkey energy solutions are designed to enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. Our services offered include the development, engineering, construction, operation and periodic warranty maintenance and in certain cases, financing of small and medium scale alternative/renewable energy plants including solar photovoltaic (PV), combined heat and power (“CHP”) or on-site cogeneration,

The Blue Earth CHP unit builds, owns, operates and/or sells the energy plants or builds them for the customer to own. As we continue to expand our core energy services business as an independent power producer (“IPP”), we intend to sell the electricity, hot water, heat and cooling generated by the power plants that we own under long-term energy purchase agreements to utilities and long-term take or pay contracts to our industrial customers.  The Company also intends to finance alternative and renewable energy projects through industry relationships.  In the fourth quarter of 2014, Blue Earth CHP added personnel and facilities enabling it to develop, construct and maintain back-up generators and cogeneration systems in the New York metropolitan area.   This broadens Blue Earth CHP offerings to include co-generation systems and back-up generators for commercial buildings in addition to the industrial manufacturing facilities already served by BE CHP.

Key components to our corporate strategy include the following:

Our primary focus in the near term is expected to be organic growth within our combined heat and power (CHP), solar engineering, procurement, and construction (EPC) business units; although we continue to evaluate and consider strategic acquisition opportunities. Our organic growth focus in each of these areas is summarized as follows.

1)   CHP or Cogeneration:  Our business model is to construct and own, on a customer’s site under a long term lease, CHP or cogeneration systems, selling the thermal power to the customer and the electricity to the customer and the utility grid under long term power purchase agreements (PPAs). We have initially targeted large companies within the food-processing sector.  The Company is currently building an energy plant which we are designing, building, owning and operating for JBS Food Canada, (JBS) a subsidiary of JBS USA Holdings Inc., a large U.S. and international protein provider.  The energy plant is built on land leased from the host and the thermal and electric power is to be sold to the host under long term PPA’s with electricity sold to the local utility in certain cases.  On August 28, 2014, the Company announced it had signed an energy purchase agreement and land lease agreement with JBS in Brooks, Alberta, Canada to design, build, finance, own and operate a $29 million cogeneration energy facility which the Company expects to commence operations in mid-year 2016.  The PPA agreements with our customers will be on a take or pay basis at a guaranteed discount rate from what they currently pay to their local utility providers.

Effective December 1, 2014, Blue Earth, Inc. through its subsidiary, Sumter Heat & Power, LLC, a Nevada limited liability company, entered into an energy purchase agreement and land lease to engineer, design, build, finance, construct, own and operate a co-generation energy plant to be located at Pilgrim’s Pride Corporation’s (“Pilgrim’s Pride”) facility in Sumter, South Carolina.  Pilgrim’s Pride agreed to purchase thermal energy from this CHP facility.  Pilgrim’s Pride is a subsidiary of JBS Holdings Inc., and is one of the largest chicken producing companies in the world.  This is Blue Earth’s initial energy plant and was energized in the first quarter of 2015.

Blue Earth’s, Sumter, South Carolina, co-generation energy facility will utilize methane made from Pilgrim’s Pride’s digester for useful purposes such as hot water, electricity generation, as well as useable gas that can be used in the plant boilers. Insulated hot water storage tanks are also a part of the project to upgrade the current thermal system.  The methane was previously flared off into the environment. This system supports the sustainability efforts of Pilgrim’s Pride. All electrical energy generated by the co-generation facility will be sold to Duke Energy under a power purchase agreement.

In December 2013, and the first quarter of 2014, the Company ordered generators, costing approximately $7.8 million for several energy plants for which the total cost is expected to be approximately $32 million.  The Company made the equipment installment payments and construction costs from cash on hand.  The Company raised equity to build its first energy plants through an aggregate of approximately $24 million warrant exercise from June 2013 to September 2014.  In November 2014, the Company sold $10 million of equity to fund capital expenditures and other operating expenses in connection with its CHP and solar projects.   The Company will install, own and operate the systems at Alberta, Canada and Sumter, South Carolina selling thermal and electric power to the customer under ten year power purchase agreements with provisions for ten year extensions. The electricity generated from the energy plants is sold to the host and/or utilities on power purchase agreements.  The units are modular, so construction is primarily assembly that has been completed for the Sumter, South Carolina plant and is expected to be completed for the Alberta, Canada plant commencing in mid-year 2016.  The Company employs large engineering companies for selected engineering and procurement activities as budgeted and planned.

2)  Solar EPC : Our initial strategy was to joint venture with under-financed solar developers in order to gain EPC gross margins that exceed the 8-12% common within the industry.  However,  a new solar management team was installed by the Company starting in February 2014 and based on their experiences the Company’s focus has shifted to also include larger utility scale projects.  The Company has constructed seven (7) solar projects in California, and is designing and permitting numerous other projects.  The Company has also signed a letter of agreement that provides the Company with the exclusive rights to acquire six projects in Mexico, totaling 273 MW’s that are in various stages of development.  Four of the projects are utility scale solar projects (totaling 105 MWs) and two are utility scale wind projects (168 MWs). Under the Agreement, if the transaction closes following due diligence, of which there is no assurance, the Company will issue shares of common stock and enter into a project development agreement for $2.5 million in cash.

On July 2, 2014, Lenape II Solar LLC, a Nevada limited liability company and wholly owned subsidiary of BE Solar (the “Lenape II Sub”) entered into a definitive asset purchase agreement with New Generation Power LLC (“NGP”) to acquire the Lenape II solar project in Indianapolis, Indiana.  On November 3, 2014, the Lenape II Sub entered into a Lease Agreement for the purpose of constructing and operating a solar photovoltaic array and associated solar equipment at the property located in Indianapolis.  On December 30, 2014, BE Solar sold all of the Membership Interests of the Lenape II Sub to NRG Solar DG, LLC.  Under the transaction, BE Solar was the EPC for the project which is a 4.7 MW dc PV generating facility.  In November 2015, this solar project achieved commercial operations.  The offtaker for the project is Indianapolis Power & Light Company.

Historically, the Company’s solar PV project pipeline for generating EPC revenue was large and generally not realized for various reasons, including site control, permitting, engineering, interconnect, and an inability to obtain project financing.  The Company’s current solar management team has significant experience in converting pipeline into backlog and completing projects and is focused on completing several projects in Hawaii, and acquiring and seeking to develop utility scale projects, primarily in the United States and Mexico.

On September 29, 2014, the Company announced the successful launch of Blue Earth Generator, Inc. (“BE Generator”). BE Generator will develop, construct and maintain backup generators and cogeneration systems in the New York metropolitan area. The division plans to expand into other East and West Coast and Midwest metropolitan markets. In addition to the industrial manufacturing facilities serviced by BE CHP, BE Generator intends to provide cogeneration systems and backup generators for commercial buildings.

BE Generator’s certified technicians have over 150 years of combined experience servicing Caterpillar and most other major equipment providers’ power generation systems.  BE Generator’s factory-trained technicians are certified and experienced in standby/prime power generator and cogeneration installations.  They also service switchgear, heat recovery equipment, system controls and other balance-of-plant systems.  The technicians provide preventative services/emergency maintenance, emission testing, fuel oil tank cleaning, load bank testing, plant control balancing and general management services.  Following NEPA 110 guidelines, Blue Earth technicians perform comprehensive inspections of emergency power supply systems.

BE Generator also provides major overhauls to restore engines/CHP plants to original design specifications, with OEM approved parts, to ensure maximum plant performance. BE Generator is part of the BE CHP division.

The Business of EnSite

EnSite Power, Inc. was formed under the laws of Nevada on July 2, 2015, as a subsidiary of Blue Earth and will reincorporate in Delaware.  Pursuant to Contribution Agreements dated as of August 31, 2015, which were filed with the SEC on Form 8-K on September 4, 2015, Blue Earth contributed to EnSite all of the capital stock of Blue Earth PPS and Blue Earth EPS and an approximate 24.4% interest in PowerGenix, in exchange for an aggregate of 20,250,000 shares of EnSite common stock.  Prior to the spin-off, the separate operations of EnSite constituted Blue Earth’s Technology segment.

Management intends to accelerate introduction of our RTI EdgeTM building automation system and the UPStealth® digital battery backup system by offering and installing them through energy management service and distribution companies, which have an established base of customers at the local, state, regional and national levels. In order to accelerate product introduction, management expects to enter into varying types of agreements with these energy management service and distribution companies, including joint development, shared revenue, private label, licensing and  acquisition agreements, as may be appropriate, for each company and geographic territory.

The innovative UPStealth® nickel zinc battery backup management system can be formed in various configurations that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems. Compared to lead-acid battery backup systems, the total cost of ownership for the UPStealth® nickel zinc battery system is typically less, requires less maintenance, performs several years longer, and eliminates costly hazardous disposal issues.  There are several other market verticals where we believe both of our proprietary technologies can be applied, separately, or in combination, as a viable, cost effective solution.

Proprietary technologies owned by the Company are the RTI EdgeTM (Blue Earth PPS unit) and the UPStealth® System (Blue Earth EPS unit). The RTI EdgeTM is a patented demand response, cloud based technology, that allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning  with a potential market of thousands of facilities, such as super markets and food processing, restaurants and C-stores, drug and discount stores.   The Company is making some system changes before a commercial roll-out.  The technology enables the Company’s business unit, Blue Earth PPS, to provide energy monitoring and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses. Our PeakPower® System also serves as a platform to enter into long-term services agreements that allow most types of refrigeration equipment failures to be predicted, thereby enabling preventive servicing based on need rather than periodic, unscheduled and costly service calls.

Management believes, based on its knowledge of the industry, that the patent pending UPStealth® System is the only energy efficient, nickel zinc digital battery backup management system designed to power signalized traffic intersections during loss of utility power.  This system has been tested, approved and installed in several cities and municipalities throughout the United States.  The Company intends to use the proprietary PowerGenix nickel zinc batteries to produce intelligent digital nickel zinc storage systems, using the Company’s proprietary intellectual property.  The UPStealth® System is a nickel zinc battery backup system designed as an alternative to lead-acid battery backup systems, enabling Blue Earth EPS to provide its customers with an environmentally friendly product that is completely recyclable with no issues of hazardous out-gassing, corrosion, flammable or explosive characteristics.

PowerGenix, headquartered in San Diego, California also has a technology development and product engineering facility in Shenzhen, China that oversees its supply and raw material quality control, and provides direct support to its Asian customers.  PowerGenix NiZn batteries have been certified by China National Labs and PowerGenix is working with several major automotive OEMs and Tier1 suppliers worldwide on the Stop-Start and Micro-Hybrid markets.

PowerGenix owns over 100 patents on NiZn chemistry, of which approximately fifty percent have been issued. This strategic relationship allows Blue Earth to combine our intellectual property with their intellectual property to create disruptive products.

On October 27, 2014, the Company entered into reciprocal stock purchase agreements to acquire an approximate 24.4% beneficial ownership in PowerGenix.  The purchase price was $10 million payable through a combination of cash ($2 million) and Blue Earth restricted common shares (3,729,604) valued at $2.145 per share, or an aggregate of $8 million. The restricted shares are subject to a lock-up/leak-out agreement.  Reciprocal equity ownership is designed to fund PowerGenix and maximize the working relationship between the two companies.  Under the terms of the purchase agreement, Johnny R. Thomas, CEO of Blue Earth, was elected to the Board of Directors of PowerGenix.  For as long as Blue Earth has the right to elect a member of the Board of Directors, it is also entitled to designate a representative to attend PowerGenix Board of Directors meetings in a non-voting observer capacity.

In June 2014, Blue Earth was granted exclusive marketing rights to use the proprietary PowerGenix NiZn batteries to produce intelligent digital NiZn storage systems using Blue Earth EPS’s proprietary intellectual property for a number of potentially multi-billion dollar market verticals including: Stationary UPS Systems in the Data Center, Military, Telecom, Utility, Renewable Energy, Motor Start-Up, Frequency Regulation, Peak Shaving/Shifting and Demand Shifting market segments. The marketing rights are global for most market verticals.  PowerGenix granted an exclusive worldwide royalty-free license to Blue Earth to PowerGenix intellectual property, which may be necessary or useful in order for Blue Earth to develop, manufacture, market and sell Blue Earth Smart Battery Products that include Standard Batteries sold to Blue Earth and/or any third party if PowerGenix is unable to supply sufficient quantities of Standard Batteries to Blue Earth.  The license is for six (6) years commencing with the initial commercialization of Smart Batteries or any other product under the Marketing Agreement.

To maintain exclusivity, Blue Earth shall be required to make minimum purchases of PowerGenix Standard Batteries for each Blue Earth market vertical for a period of three (3) years, commencing upon the later of September 15, 2015, or the date that commercial products for each Blue Earth Market Vertical are certified by Blue Earth and PowerGenix.  The agreement contains customary provisions which enable Blue Earth to have certain access to PowerGenix intellectual property as needed to continue to manufacture, develop and market Blue Earth Smart Battery Products in the event PowerGenix is unable to do so.

No Dissenter's Rights

Under Nevada Law, our dissenting shareholders are not entitled to appraisal rights with respect to this dividend subsidiary spin-off, and we will not independently provide our shareholders with any such right.

U.S. Federal Income Tax Consequences

You are urged to consult a tax advisor to determine the particular tax consequences of the spin-off to you, including the effect of any federal, state, local and any other tax laws.  See “Risk Factors Relating to the Distribution” above.

Financial and Other Information

The following documents, filed by us with the Commission, are incorporated herein by reference:

(i)

Our Annual Report filed on Form 10-K, filed with the SEC on March 16, 2014, as amended on April 22, 2015,  and October 6,  2015, for the fiscal year ended December 31, 2014;

(ii)

Our Quarterly Report filed on Form 10-Q with the SEC on May 11, 2015, as amended on October 13, 2015, for the period ended March 31, 2015.

(iii)

Our Quarterly Report filed on Form 10-Q with the SEC on, August 17, 2015, as amended on October 15, 2015, for the period ended June 30, 2015.

(iv)

Our Quarterly Report filed on Form 10-Q with the SEC on November 9, 2015 for the period ended September 30, 2015.

(v)

Our Current Report filed on Form 8-K with the SEC on September 4, 2015 for August 31, 2015.

(vi)

Definitive Proxy Statement filed on May 29, 2015.

Any statement contained in a document incorporated or deemed to be incorporated in this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

A copy of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented with this document or delivered herewith, will be provided without charge to each person, including any beneficial owner, to whom an Information Statement is delivered, upon oral or written request of any such person and by first-class mail or other equally prompt means. Requests should be directed to the Company at 235 Pine Street, Suite 1100, San Francisco, California 94104.

Pro-Forma Financial Information

Blue Earth and Subsidiaries, Pro-Forma Consolidated Balance Sheets (Unaudited)

	September 30,		Effect of
	2015		Dividend	Post-Dividend
ASSETS	(unaudited)		Spinoff (1)	Spinoff
CURRENT ASSETS
Cash and cash equivalents	$616,790		$(126,579)	490,211
Restricted cash	20,032		-	20,032
Accounts receivable, net	1,786,618		(348,487)	1,438,131
Revenues in excess of billings	1,941,685		-	1,941,685
Inventory, net	480,292		(480,292)	-
Construction in progress	71,128		-	71,128
Other receivables, net	91,273		-	91,273
Prepaid expenses and deposits	1,601,349		-	1,601,349
Total Current Assets	6,609,167		(955,358)	5,653,809

PROPERTY AND EQUIPMENT, net	67,231,291		(228,359)	67,002,932

OTHER ASSETS				-
Deposits	64,661		(18,332)	46,329
Natural gas futures	1,323,123		-	1,323,123
Long term receivables	1,264,433		-	1,264,433
Equity method investment	7,777,435		(7,777,435)	-
Assets of discontinued operations	-		-	-
Contracts and technology, net	16,149,395		(12,428,682)	3,720,713
Total Other Assets	26,579,047		(20,224,449)	6,354,598

TOTAL ASSETS	$100,419,505		$(21,408,166)	79,011,339

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,693,329		$(240,363)	2,452,966
Current portion of notes payable, net	280,481		-	280,481
Related party payables	1,333,147		-	1,333,147
Costs in Excess of Billings	226,995		-	226,995
Line of credit payable	2,368,280		-	2,368,280
Note payable	10,600,000		-	10,600,000
Accrued expenses	3,323,768		(73,097)	3,250,671
Payroll expenses payable	202,706		(65,646)	137,060
Liabilities of discontinued operations	402,992		-	402,992
Total Current Liabilities	21,431,698		(379,106)	21,052,592

LONG TERM LIABILITIES
Long term portion of notes payable	-
Total Liabilities	21,431,698		(379,106)	21,052,592

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock; 25,000,000 shares authorized	400		-	400
at $0.001 par value, 400,000 and -0- shares issued
and -0- and -0- shares outstanding, respectively
Common stock; 500,000,000 shares authorized	94,593		-	94,593
at $0.001 par value, 94,590,666 and 94,258,713
shares issued and outstanding, respectively
Additional paid-in capital	193,819,139	1.	(21,029,060)	172,790,079
Minority Interest	7,364		-	7,364
Accumulated deficit	(114,933,689)			(114,933,689)
Total Stockholders' Equity	78,987,807		(21,029,060)	57,958,747

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,419,505		$(21,408,166)	79,011,339

Assumptions

(1)  The unaudited pro forma condensed balance sheet is derived from the September 30, 2015 condensed balance sheets of Blue Earth, Inc, and EnSite Power, Inc.  The pro forma presentation represents the effect of the proposed distribution of all EnSite Power, Inc. common stock owned by Blue Earth, Inc. to the shareholders and certain derivative securityholders of Blue Earth, Inc. The resulting “Post Dividend Spinoff” presents the balance sheet of Blue Earth, Inc. after a distribution of the EnSite Power, Inc. shares as if the distribution had occurred on September 30, 2015.

Conclusion

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the dividend spin-off of EnSite.  Your consent to the dividend spin-off is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

For the Board of Directors of Blue Earth, Inc.

/s/ Robert Potts

Robert Potts

President and Director